UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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BRIGHAM EXPLORATION COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT SPECIAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
PROPOSAL ONE
PROPOSAL TWO
COMPENSATION DISCUSSION AND ANALYSIS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS

BRIGHAM EXPLORATION COMPANY
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on October 7, 2009

To the Stockholders of Brigham Exploration Company:

Notice is hereby given that a Special Meeting of Stockholders of Brigham Exploration Company, a Delaware corporation, will be held on Wednesday, October 7, 2009, at 9:00 a.m. local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, for the following purposes:

•	to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 90 million shares to 180 million shares; and

•	to consider and vote on a proposal to approve an amendment to the 1997 Incentive Plan of Brigham Exploration Company to increase the number of shares of common stock available under the plan.

Only stockholders of record at the close of business on September 4, 2009, are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

You are cordially invited and urged to attend the meeting, but if you are unable to attend, please vote on the website, vote by telephone or sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

By Order of the Board of Directors

Eric E. Sigsbey
Secretary

September 8, 2009
Austin, Texas

Important Notice Regarding the Electronic Availability of Proxy
Materials for the Stockholder Meeting to be Held on October 7, 2009.
The Proxy Statement is available at:
www.proxydocs.com/BEXP

Brigham Exploration Company
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS

October 7, 2009

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the Special Meeting of Stockholders of Brigham Exploration Company. The Special Meeting of Stockholders will be held on Wednesday, October 7, 2009, at 9:00 a.m. local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730. In this proxy statement, Brigham Exploration Company is referred to as “we” or “us.” Definitive copies of this proxy statement and the enclosed proxy card are being mailed, on or about September 11, 2009, to common stockholders as of the record date, September 4, 2009.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Where and when is the Special Meeting of Stockholders?

The Special Meeting of Stockholders will be held on Wednesday, October 7, 2009, at 9:00 a.m. local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.

Who may vote?

You may vote if you were the record holder of our common stock as of the close of business on September 4, 2009, the record date for the meeting. Each share of our common stock is entitled to one vote at the meeting. On the record date, there were 82,862,476 shares of common stock outstanding and entitled to vote at the meeting.

Stockholders have no dissenters’ rights or rights of appraisal under Delaware law or our Certificate of Incorporation or Bylaws in connection with the proposals.

May I attend the Special Meeting of Stockholders?

Yes. However, you may only vote if you were a record holder of our common stock as of the close of business on September 4, 2009, the record date for the meeting.

What am I voting on?

At the special meeting, the stockholders will act upon the matters described in the accompanying Notice of Special Meeting of Stockholders to:

•	approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 90 million shares to 180 million shares; and

•	approve an amendment to the 1997 Incentive Plan to increase the number of shares of common stock available under the plan.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	For the proposal to amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 90 million shares to 180 million shares; and

•	For the proposal to amend the 1997 Incentive Plan.

Why should I vote?

Your vote is very important. Regardless of the number of shares you hold, our Board of Directors strongly encourages you to exercise your right to vote as a stockholder.

Are proxy materials available electronically?

Yes, this proxy statement is available at www.proxydocs.com/BEXP beginning on the date materials are mailed to stockholders through the date of the Special Meeting.

How do I vote?

You may vote by any of the following methods:

•	Vote on the Internet at the website for Internet voting. Simply follow the instructions included with the proxy card to vote your shares and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on October 6, 2009.

•	Vote by telephone using the toll-free number and instructions included with the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on October 6, 2009.

•	Vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board of Directors. If mailed, your completed and signed proxy card must be received by October 6, 2009.

•	You may attend and vote at the meeting. The Board of Directors recommends that you vote on the Internet, by telephone or by mail as it is not practical for most stockholders to attend and vote at the meeting.

Using one of these methods to vote your proxy card will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in street name (e.g., held in the name of a bank, broker, or other holder of record) you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the meeting.

If I vote by telephone or Internet, do I need to return my proxy card?

No.

If I vote by mail, telephone or Internet, may I still attend the meeting?

Yes.

Is my vote confidential?

Yes. All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken by:

•	voting at a later time by Internet or telephone;

•	voting in person at the meeting; or

•	delivering to our Corporate Secretary a proxy with a later date or a written revocation of your proxy.

How many votes must be present to hold the meeting?

In order for us to hold our meeting, stockholders holding a majority of the shares of our common stock entitled to vote must be present in person or by proxy at the meeting. This is referred to as a quorum. If you attend our Special Meeting of Stockholders and vote in person or properly return your proxy by Internet, telephone, or mail, your shares are counted as present at the meeting.

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

How many votes are needed to approve the proposal?

Proposal 1 requires the affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date. Abstentions and broker non-votes will effectively count as a vote against the proposal.

Proposal Two requires the affirmative vote of a majority of the votes cast by stockholders entitled to vote thereon, present in person or represented by proxy at the Special Meeting. Abstentions will effectively count as a vote against the proposal. Broker non-votes will have no effect on the proposal.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

We have hired Georgeson Inc., a professional proxy solicitation firm, to assist us in soliciting proxies for a fee of $7,500 plus reasonable expenses. Georgeson Inc., along with our officers, directors and employees may solicit proxies by mail, telephone, personal contact, email or other electronic communication. Solicitations by our directors, officers and employees will be made without any additional compensation. We may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by us.

Could other matters be decided at the meeting?

We are not aware of any matters that will be considered at the Special Meeting of Stockholders other than those on the proxy card.

Where can I find the voting results of the meeting?

We will announce voting results at the meeting, and we will publish the final results in our annual report filed on Form 10-K for the fiscal year ended 2009. You can get a copy of this and other reports free of charge on our website at www.bexp3d.com or by contacting our Investor Relations Department at (512) 427-3300.

How can I communicate with the Board of Directors?

Stockholders may communicate with the members of our Board of Directors by submitting correspondence to our Secretary, Attention: Name of Board Member, Brigham Exploration Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730.

PROPOSAL ONE

Reasons for and Effects of the Proposal

Due to the limited number of shares of common stock available to be issued, our Board of Directors has unanimously approved, and voted to recommend that the stockholders approve, an amendment to our Certificate of Incorporation pursuant to which the number of shares of common stock which we would be authorized to issue would be increased from 90 million shares to 180 million shares.

Of the 90 million shares of common stock presently authorized for issuance, as of August 5, 2009:

•	83,050,028 shares of common stock were issued and outstanding, including 738,600 shares of restricted stock;

•	3,680,374 shares of common stock were reserved for issuance under our amended 1997 Incentive Plan;

•	970,800 shares of common stock were reserved for issuance under our amended 1997 Director Stock Option Plan;

•	240,000 shares of common stock were reserved for issuance pursuant to non-plan stock option agreements; and

•	2,058,798 shares of common stock were available for future corporate purposes.

There are also 505,051 shares of Series A preferred stock issued and outstanding at August 1, 2009. Our Certificate of Incorporation authorizes us to issue 10,000,000 shares of preferred stock and this amendment would not increase the number of authorized preferred shares.

Our Board of Directors believes that it is in our best interests to have the flexibility to issue additional shares of common stock, or securities convertible into common stock, as needs may arise without further stockholder action, unless required by applicable law, regulation, listing requirements or our Certificate of Incorporation. We have no agreements, understandings or plans for the issuance or use of the additional shares of common stock proposed to be authorized, although we continually evaluate our long-term financing options and, depending on market conditions and other factors, may engage in one or more transactions involving the issuance of additional common stock or securities convertible into common stock from time to time. The availability of additional shares will enhance our flexibility in connection with possible future actions, such as financings, corporate mergers, stock dividends, stock splits and other corporate purposes. Our Board of Directors will decide whether, when and on what terms the issuance of shares of common stock or other securities convertible into common stock may be appropriate in connection with any of the foregoing purposes, and with the increased flexibility of additional authorized shares of common stock may do so without the delay of a special meeting of stockholders at that time.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share, and on stockholders’ equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock. Holders of our common stock have no preemptive rights.

The availability for issuance of additional shares of common stock would also have the effect of rendering more difficult or discouraging an attempt to obtain control of us. For example, the issuance of shares of common stock (within the limits imposed by applicable law and the rules of any exchange upon which the common stock may then be listed) in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of us. The issuance of additional shares of common stock could also be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of existing stockholders. We are not aware of any efforts to obtain control of us.

In sum, our Board of Directors believes that the increase in authorized shares will enhance our flexibility to satisfy our future financing and capitalization needs. Our Board may approve the issuance of additional shares of common stock only if the action is permissible under the General Corporation Law of the State of Delaware and the NASDAQ Stock Market rules.

If this proposal is approved and the amendment becomes effective, the first sentence of the Fourth Article of our Certificate of Incorporation will be amended to read in its entirety as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 190,000,000 shares, consisting solely of 10,000,000 shares of Preferred Stock, par value $.01 per share, and 180,000,000 shares of Common Stock, par value $.01 per share.

Interests Of Certain Persons In The Proposal

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal to amend our Certificate of Incorporation to increase our authorized common stock that is not shared by all other holders of our capital stock.

What does the Board of Directors recommend with respect to Proposal One?

The Board recommends a vote FOR the approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 90 million shares to 180 million shares.

PROPOSAL TWO

AMENDMENT TO THE 1997 INCENTIVE PLAN

General

The 1997 Incentive Plan, as amended (the “1997 Incentive Plan”), was adopted by the Board and approved by our stockholders prior to our initial public offering of common stock in 1997. Pursuant to the resolutions adopted by the Board on August 19, 2009, the Board adopted a proposal to amend Section 5 of the 1997 Incentive Plan, to increase the number of shares of our common stock available for issuance under the 1997 Incentive Plan from the lesser of (i) 6,962,648 or (ii) 15% of the total number of shares of common stock outstanding at any time to the lesser of (i) 9,966,003 or (ii) 12% of the total number of shares of common stock outstanding at any time. The proposal to amend the 1997 Incentive Plan is subject to stockholder approval. The 1997 Incentive Plan is attached as Appendix A.

Reasons and Principal Effects of the Proposal

As of August 5, 2009, there were outstanding employee stock options and restricted stock awards covering 4,418,974 shares of common stock and 2,543,764 shares of common stock had already been issued and were no longer available for issuance under the 1997 Incentive Plan. The primary purpose of the proposal is to continue the 1997 Incentive Plan by increasing the aggregate number of shares of common stock that may be issued under the 1997 Incentive Plan, which will enable us to attract, retain and reward key employees who can have a significant effect on our success. We anticipate that we will desire to issue additional options or other rights to acquire shares of our common stock to attract and retain personnel to facilitate the continued development and expansion of our business.

Description of the 1997 Incentive Plan

General Eligibility.  Participants in the 1997 Incentive Plan are selected by such committee (the “Committee”) of the Board of Directors as is designated by the Board to administer the 1997 Incentive Plan (currently, the Compensation Committee of the Board of Directors) from among key employees who are employed by us or by our subsidiaries. “Subsidiaries” for purposes of the 1997 Incentive Plan means those corporations, partnerships, or other business entities in which we directly or indirectly own 50% or more of the voting power or, in the case of partnerships or other non-corporate business entities, capital or profits interests. Participants eligible for awards under the 1997 Incentive Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on our success or the success of our subsidiaries.

Administration.  Subject to the provisions of the 1997 Incentive Plan, the Committee is authorized to determine the type or types of awards made to each participant and the terms, conditions and limitations applicable to each award. The Committee reviews and considers the recommendations of our President. In addition, the Committee has the exclusive power to interpret the 1997 Incentive Plan and to adopt such rules and regulations, as it may deem necessary or appropriate in keeping with the objectives of the 1997 Incentive Plan.

Awards.  The 1997 Incentive Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options, (ii) stock appreciation rights, (iii) stock awards, (iv) restricted stock, (v) cash awards, or (vi) performance awards. Such awards may be granted singly, in combination, or in tandem as determined by the Committee. Stock options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options. The Committee determines the terms, conditions, and limitations applicable to awards made pursuant to the 1997 Incentive Plan, subject to the following requirements set forth in the 1997 Incentive Plan. The price at which shares of common stock may be purchased upon the exercise of any incentive stock option will be not less than the fair market value of the common stock on the date of grant, except that if the participant owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the price at which shares of common stock may be purchased will not be less than 110% of the fair market value of the common stock on the date of grant. The price at which shares of common stock may be purchased upon the exercise of a nonqualified option will be an amount determined by the Committee, but not less than the fair market value of the common stock on the date of grant. The exercise price of a stock appreciation right will be an amount determined by the Committee, but not less than the fair market value on the date of grant of the shares of common stock subject to the stock appreciation right. A performance award will be paid, vested, or otherwise deliverable solely on account of the attainment of one or more pre-established objective performance goals established by the Committee. The maximum number of shares of common stock for which options and stock appreciation rights may be granted under the 1997 Incentive Plan to any one participant during a calendar year is 500,000.

Rights to dividends or dividend equivalents may be extended to and made part of any award consisting of shares of common stock or units denominated in shares of common stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee also may establish rules and procedures for the crediting of interest on dividend equivalents for awards consisting of shares of common stock or units denominated in shares of common stock.

Adjustments.  In the event of any subdivision or consolidation of outstanding shares of common stock, declaration of a dividend payable in shares of common stock or other stock split, then (i) the number of shares of common stock reserved under the 1997 Incentive Plan, (ii) the number of shares of common stock covered by outstanding awards in the form of common stock or units denominated in common stock, (iii) the exercise or other price in respect of such awards and (iv) the appropriate fair market value and other price determinations for such awards will each be proportionately and equitably adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization, any consolidation or merger with another corporation or entity, the adoption of any plan of exchange affecting the common stock or any distribution to holders of common stock of securities or property (other than normal cash dividends or dividends payable in common stock), the Board will make appropriate and equitable adjustments to (i) the number of shares of common stock covered by awards in the form of common stock or units denominated in common stock, (ii) the exercise or other price in respect of such awards and (iii) the appropriate fair market value and other price determinations for such awards to give effect to such transaction; provided that such adjustments will only be such as are necessary to maintain the proportionate interest of the holders of the awards and preserve, without exceeding, the value of such awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board is authorized to issue or assume awards by means of substitution of new awards, as appropriate, for previously issued awards or to assume previously issued awards as part of such adjustment. Notwithstanding the foregoing, outstanding incentive stock options will be adjusted only in accordance with Sections 422 and 424 of the Code and the regulations thereunder, and outstanding nonqualified stock options and stock appreciation rights will be adjusted only in accordance with Section 409A of the Code and the regulations thereunder.

Amendment and Termination.  The Board may amend, modify, suspend or terminate the 1997 Incentive Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of any participant under any award previously granted to such participant may be made without the consent of such participant.

Funding of 1997 Incentive Plan.  Insofar as it provides for awards of cash, common stock or rights thereto, the 1997 Incentive Plan is unfunded. Although bookkeeping accounts may be established with respect to participants who are entitled to cash, common stock or rights thereto under the 1997 Incentive Plan, any such accounts will be used merely as a bookkeeping convenience. We will not be required to segregate any assets that may at any time be represented by cash, common stock or rights thereto, nor will the 1997 Incentive Plan be construed as providing for such segregation, nor shall we, the Board, the Committee or any of our officers or other employees be deemed to be a trustee of any cash, common stock or rights thereto to be granted under the 1997 Incentive Plan. Any liability or obligation to any participant with respect to an award of cash, common stock or rights thereto under the 1997 Incentive Plan will be based solely upon any contractual obligations that may be created by such plan and any award agreement, and no such liability or obligation will be deemed to be secured by any pledge or other encumbrance on any of our property. Neither we nor the Board, the Committee or any our officers or other employees will be required to give any security or bond for the performance of any obligation that may be created by the 1997 Incentive Plan.

Federal Income Tax Consequences

The following summary is based upon an analysis of the Code as currently in effect, and existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. To ensure compliance with Treasury Department Circular 230, stockholders and participants are hereby notified that (i) any discussion of U.S. federal tax issues in this proxy statement is not intended to be written or used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Code, and (ii) stockholders and participants should seek advice based on their particular circumstances from an independent tax advisor.

The 1997 Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Incentive Stock Options.  No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or, if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. The participant’s additional gain or any loss realized upon disposition will be a capital gain or loss. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.

If a participant uses already owned shares of common stock to pay the exercise price for shares under an incentive stock option, the resulting tax consequences will depend upon whether the already owned shares of common stock are “statutory option stock,” and, if so, whether the statutory option stock has been held by the participant for the applicable holding period referred to in Section 424(C)(3)(A) of the Code. In general, “statutory option stock” (as defined in Section 424(c)(3)(B) of the Code) is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan, but not stock acquired through the exercise of a nonqualified stock option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, or if the stock is not statutory option stock, no income will be recognized by the participant upon the transfer of the stock in payment of the exercise price of an incentive stock option. If the stock used to pay the exercise price of an incentive stock option is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of the stock will be a disqualifying disposition described in Section 421(b) of the Code which will result in the recognition of ordinary income by the participant in an amount equal to the excess of the fair market value of the statutory option stock at the time the incentive stock option covering the stock was exercised over the amount paid for the stock.

Nonqualified Stock Options.  No income will be recognized by a participant for federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. If the participant is an employee, income recognized upon the exercise of a nonqualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Nonqualified stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

The basis of shares transferred to a participant pursuant to exercise of a nonqualified stock option is the price paid for the shares plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells shares acquired upon exercise of a nonqualified stock option, the participant will have capital gain or loss equal to the difference between the basis of the shares and the amount realized on the sale.

If a participant uses already owned shares of common stock to pay the exercise price for shares under a nonqualified stock option, the number of shares received pursuant to the nonqualified stock option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the participant upon the exercise will be taxable to the participant as ordinary income. If the already owned shares of common stock are not “statutory option stock” or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the nonqualified stock option will not be statutory option stock. However, if the already owned shares of common stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a disqualifying disposition of the statutory option stock, whether the shares received upon exercise will be statutory option stock, or how the participant’s basis will be allocated among the shares received.

Stock Appreciation Rights.  There will be no federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Stock Awards.  The participant will recognize ordinary income for federal income tax purposes at the time of a stock award in an amount equal to the fair market value of the stock award. The participant will be subject to income tax withholding at the time when ordinary income is recognized. Subject to the deduction limitations described below, the participant’s employer will be entitled to a corresponding deduction.

Restricted Stock.  If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefor. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

Cash Awards.  An individual who receives a cash award will recognize ordinary income subject to withholding for federal income tax purposes at the time the cash is received (or, if earlier, the date the cash is made available to the individual). We will be entitled to a deduction for the amount of the cash award at such time, subject to the deduction limitations described below.

Performance Awards.  There will be no federal income tax consequences to either the participant or the employer upon the grant of performance awards. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or shares of common stock in payment of performance awards in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Dividends and Dividend Equivalents.  Dividends paid to a participant holding restricted stock before the expiration of the restricted period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.

Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Limitations on the Employer’s Compensation Deduction.  Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million, unless the compensation is performance-based, is approved by the employer’s stockholders, and meets certain other criteria.

In addition, Section 280G of the Code limits the deduction which the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals which are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable, a disqualified individual receiving an excess parachute payment is subject to a 20 percent excise tax on the amount thereof.

Application of Code Section 409A.  Section 409A of the Code imposes accelerated taxation, an additional 20% tax and interest on an individual receiving nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Code section 409A, “nonqualified deferred compensation” includes equity-based incentive programs, including some stock options and stock appreciation rights programs. Generally speaking, Code section 409A does not apply to incentive stock options, nonqualified stock options and SARs granted at fair market value if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the plan will be designed to comply with the requirements of Code section 409A to the extent the awards granted under the plan are not exempt from coverage. However, if the plan fails to comply with Code section 409A in operation, a participant could be subject to the additional taxes and interest.

Effect of Other Laws.  The above summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents for U.S. federal income tax purposes. The U.S. federal income tax consequences associated with the issuance of common stock to nonresident aliens depends upon a number of factors, including whether such issuance is considered to be U.S. source income and whether the provisions of any treaty are applicable. The acquisition, ownership or disposition of shares of common stock may also have tax consequences under various state, local and foreign laws. The following table sets forth plan benefits to be awarded by us pursuant to the amendment to (i) the named executive officers, (ii) all current executive officers as a group, (iii) all current directors and nominee directors who are not executive officers as a group and (iv) all employees, excluding all executive officers.

1997 Incentive Plan Benefits Pursuant to Amendment

Because awards to be granted in the future under the 1997 Incentive Plan are at the discretion of our Compensation Committee, it is not possible to determine the benefits or the amounts to be received under the 1997 Incentive Plan by our directors, executive officers or employees.

What does the Board of Directors recommend with respect to Proposal Two?

The Board of Directors recommends that stockholders vote FOR the proposal to amend the 1997 Incentive Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid during the last completed fiscal year to each of our executive officers who are listed as named executive officers in our Summary Compensation Table on page 18. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Although it varies from year to year, the principal elements of our executive compensation program generally consist of base salary, cash bonuses, long-term equity incentives in the form of stock options and restricted stock, 401(k) matching and performance contributions, post-termination severance payments and acceleration of stock option and restricted stock vesting for named executive officers upon certain terminations of employment and/or a change of control of our company. Our philosophy is to position the aggregate of these elements at a level that will adequately compensate and retain our executive officers and is proportionate to companies of similar size and sustained performance.

Our named executive officers are:

Name	Title

Ben M. Brigham	Chief Executive Officer, President and Chairman of the Board
Eugene B. Shepherd, Jr.	Executive Vice President and Chief Financial Officer
Jeffrey E. Larson	Executive Vice President-Exploration
David T. Brigham	Executive Vice President-Land and Administration
A. Lance Langford	Executive Vice President-Operations

Compensation Committee

Our Compensation Committee administers our executive compensation program. In accordance with its charter and as required by law and the NASDAQ Stock Market Rules, the Compensation Committee is composed entirely of independent directors. The role of the Compensation Committee is to oversee our executive compensation and benefit plans and policies, administer our equity incentive plans and review and approve all compensation decisions relating to the named executive officers.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. Our Chief Executive Officer, aided by the Manager of Human Resources and/or the Executive Vice President of Land and Administration, conducts an annual benchmark review of our executive compensation, as well as the mix of elements used to compensate our named executive officers. The review is performed utilizing the most recent Mercer Energy Compensation Survey and the ECI Oil & Gas E&P Compensation Survey, as well as other executive compensation information available through filings made with the Securities and Exchange Commission by other oil and gas exploration companies. The Mercer Energy Compensation Survey contains data submitted by 238 organizations involved in the oil and gas industry. The ECI Oil & Gas E&P Compensation Survey contains data submitted by 119 oil and gas exploration and production companies. In addition, we participated in and received a peer report prepared by ECI that contained additional compensation data for 10 companies we selected. We generally benchmark our executive compensation between the high and low range of compensation reported by the companies participating in the surveys. Additionally, due to the fact that the categories in the surveys do not always precisely match each officer’s job description, several ranges may be considered. In reviewing the industry surveys, we place greater emphasis on the compensation ranges established by oil and gas exploration companies within our general geographical area and revenue size.

As part of the annual compensation review process, each named executive officer prepares a self-evaluation regarding his respective accomplishments and contributions for the past year for the Compensation

Committee. The self-evaluations and the survey information are provided by the Chief Executive Officer to the Compensation Committee along with compensation recommendations for each of the named executive officers with respect to the annual determinations of their base salaries. This information may also be considered by the Chief Executive Officer and the Compensation Committee in determining the cash bonuses for the named executive officers. These determinations are typically made at the beginning of the year subsequent to the compilation and analysis of the prior year’s financial and operational results. This information may also be used in connection with determinations regarding grants of restricted stock and stock options.

The Chief Executive Officer may or may not make recommendations regarding his own compensation. Our Chief Executive Officer does not vote on items before the Compensation Committee, however, the Compensation Committee solicits his views on compensation matters, including as they relate to the compensation of the other named executive officers and members of senior management reporting to the Chief Executive Officer.

In each case, once the Compensation Committee receives and reviews the supporting materials and the Chief Executive Officer’s recommendations as to named executive officer compensation, it meets with the Chief Executive Officer to discuss those recommendations. The Compensation Committee will then meet without the Chief Executive Officer to further discuss and analyze the recommendations and supporting materials before making a determination with respect to named executive officer compensation.

Compensation Committee Interlocks and Insider Participation

Members of our Compensation Committee are currently Harold D. Carter, Stephen C. Hurley and Hobart A. Smith. The Compensation Committee made all determinations concerning executive officer compensation for the last fiscal year. None of our executive officers has served on the Board of Directors or on the compensation committee for any other entity in which any member of our Board is an officer.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on that review and discussion recommended its inclusion in the Proxy Statement for the Special Meeting of Stockholders to the Board of Directors.

April 30, 2009

Harold D. Carter
Stephen C. Hurley
Hobart A. Smith

Compensation Philosophy

We believe that attracting and retaining key executive officers is paramount to our success. The Compensation Committee believes that compensation paid to the named executive officers should be aligned with our performance on both a short-term and long-term basis, while remaining competitive with that of our peer companies with whom we compete for executive talent. The Compensation Committee believes that compensation should be structured to ensure that a significant portion of the compensation opportunity is directly related to our success at efficiently growing stockholder net asset value, our stock performance and other factors that directly and indirectly influence stockholder value.

Compensation Program

For 2008, our total compensation program for the named executive officers was designed to consist primarily of the following:

•	Base Salaries;

•	Non-Equity Incentive Compensation and Bonuses;

•	401(k) Matching and Performance Contributions;

•	Long-term Incentive Compensation consisting of stock options and restricted stock; and

•	Post-termination Compensation.

For 2008, base salaries comprised on average 98% of cash compensation for our named executive officers. Due to the fact that non-equity incentive compensation and bonuses were not paid for 2008 performance, base salaries comprised substantially all of the cash compensation payable to our named executive officers. The 401(k) matching and performance contribution comprised the remaining 2% of our named executive officers cash compensation. These percentages vary depending on both the individual named executive officer’s performance and our performance. In determining how many stock options or shares of restricted stock to grant, we consider the amount of equity that will help retain and motivate the named executive officers in connection with a review of competitive compensation data and individual performance.

Base Salaries

The base salaries paid to the named executive officers are viewed as the basic compensation for their services. Base salaries for our named executive officers are established based on the scope of their responsibilities, individual performance and experience, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that our executive base salaries should be within the range of salaries being paid to executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Our Chief Executive Officer is the only named executive officer that has entered into an employment agreement with us. Pursuant to the agreement entered into in 1997, Mr. Brigham was initially entitled to receive a base salary of $275,000 and is eligible for increases in his annual base salary, not less frequently than once each fiscal year. The Compensation Committee undertakes the same process with respect to the consideration of increases in Mr. Brigham’s base salary as it does for the other named executive officers.

The base salaries paid to each of the named executive officers in calendar year 2008 are set forth in the Summary Compensation Table on page 18. Effective April 1, 2009, our executive officers volunteered to reduce their 2009 base salaries by 25%. Executive officers have the opportunity to take additional time off as work schedules allow.

Non-Equity Incentive Plan Compensation and Discretionary Bonuses

Non-equity incentive plan compensation is paid to the named executive officers upon the successful attainment of certain performance objectives on our part and in part on the named executive officer’s individual performance and accomplishments. In assessing the named executive officers’ performance, the Compensation Committee considers actual results for each of our performance objectives, compared to the goals established at the beginning of the year. In assessing performance, the Compensation Committee may also consider unforeseen or uncontrollable circumstances that occurred during the year that may have had an impact on the established goals. For each named executive officer, the Compensation Committee also considers the individual contributions and accomplishments during the prior year. The amount of the award may be adjusted if, in the opinion of the Compensation Committee, additional amounts are necessary to adequately reward and retain the named executive officer.

In addition, a discretionary bonus may be awarded if, in the opinion of the Compensation Committee, additional amounts may be necessary in order to reward and/or retain the named executive officer. Such discretionary bonuses were awarded in both 2007 and 2006. These discretionary bonuses were paid in 2008 and 2007, respectively. No discretionary bonuses were awarded in 2008.

Pursuant to his employment agreement, Mr. Brigham is entitled to receive a cash bonus in an amount not to exceed 75% of his annual base salary. For 2008, Mr. Brigham’s eligibility for non-equity incentive plan compensation and a discretionary bonus was subject to the same criteria as the other named executive officers.

For 2008, our named executive officers’ performance objectives were based upon the achievement of targeted levels of all sources total proved finding cost, growth in average daily production, and levels of proved developed drilling coverage (PV10% of proved developed reserves drilled/drilling capital) for the calendar year. Lower levels of success provide smaller bonuses than the higher levels. The objective is to provide a reasonable and optimal cash incentive for the named executive officers. The targeted levels for 2008 were:

1.	All Sources Total Proved Finding Cost Ratio (50% Factor):

	% of	Factor
	Gross	Multiple
All Sources Total Proved Finding Cost ($/Mcfe)	Salary	Bonus	%

≥ $6.00	0%	.50	0.00%
$5.00 to $5.99	10%	.50	5.00%
$4.50 to $4.99	20%	.50	10.00%
$4.00 to $4.49	30%	.50	15.00%
$3.50 to $3.99	40%	.50	20.00%
$3.00 to $3.49	50%	.50	25.00%
$2.50 to $2.99	60%	.50	30.00%
< $2.50	70%	.50	35.00%

2.	Average Daily Production (25% Factor):

	% of	Factor
	Gross	Multiple
Average Daily Production (MMcfe)	Salary	Bonus	%

< 32	0%	.25	0.00%
32.01 to 33	10%	.25	2.50%
33.01 to 35	20%	.25	5.00%
35.01 to 38	30%	.25	7.50%
38.01 to 42	40%	.25	10.00%
42.01 to 46	60%	.25	15.00%
> 46	80%	.25	20.00%

3.	Proved Developed Drilling Coverage Ratio (25% Factor)

	% of	Factor
	Gross	Multiple
Proved Developed Drilling Coverage Ratio	Salary	Bonus	%

< 1.00	0%	.25	0.00%
1.00 to 1.20	5%	.25	1.25%
1.21 to 1.40	10%	.25	2.50%
1.41 to 1.60	15%	.25	3.75%
1.61 to 1.80	20%	.25	5.00%
1.81 to 2.00	25%	.25	6.25%
2.01 to 2.25	30%	.25	7.50%
2.26 to 2.50	35%	.25	8.75%
2.51 to 2.75	40%	.25	10.00%
2.76 to 3.00	45%	.25	11.25%
3.01 to 3.25	50%	.25	12.50%
3.26 to 3.50	55%	.25	13.75%
3.51 to 4.00	60%	.25	15.00%
> 4.00	80%	.25	20.00%

For 2008, our All Sources Total Proved Finding Cost Ratio exceeded $7.00 and Average Daily Production was below 32 Mmcfe. As such, there was no performance cash bonus paid for those measures. Our Proved Developed Drilling Coverage was greater than 1.0; however the named executive officers elected to forgo the associated performance cash bonus. As a result, none of the named executive officers received non-equity compensation.

We have not put in place a non-equity compensation plan with performance objectives for 2009.

401(k) Matching and Performance Contributions

For 2008, we matched 25% of the pre-tax contributions our employees, including the named executive officers, made to our 401(k) plan. We also made additional performance based matching contributions to our 401(k) plan upon our achievement of targeted levels of all sources total proved finding costs for the calendar year. Total contributions by the named executive officers and us may not exceed limitations imposed by law on tax-qualified 401(k) plans. The targeted levels for 2008 were:

All Sources Total Proved Finding Cost Ratio:

% of
Employee
401(k)
All Sources Total Proved Finding Cost ($/Mcfe)	Contribution

≥ $7.00	0%
$6.00 to $6.99	25%
$5.00 to $5.99	50%
$4.00 to $4.99	75%
$3.00 to $3.99	100%
$2.00 to $2.99	150%
< $2.00	200%

For 2008, our All Sources Total Proved Finding Cost Ratio exceeded $7.00, so there was no 401(k) performance match. As such, the total 401(k) match was 25% of the amount contributed by the named executive officer to his 401(k).

Matching and performance contributions to the 401(k) plan for each of our named executive officers can be found in the Summary Compensation Table on page 18 and are included within the All Other Compensation.

Effective April 1, 2009, we ceased the 25% base match to 401(k) contributions. Effective July 1, 2009, we reinstated the 25% base match to 401(k) contributions. At the same time we also elected to retroactively match all employee 401(k) contributions made since April 1, 2009, when the 25% base match was suspended.

Long Term Incentive Compensation

We believe that a high level of quality long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our 1997 Incentive Plan was established to provide our employees, including our named executive officers, with incentives to help align their interests with the interests of stockholders. We have historically elected to use stock options and restricted stock as the primary long-term equity incentive vehicles. The stock options and restricted stock provide long-term incentives for our named executive officers’ performance since their value is tied directly to our stock price and provide retention incentives with delayed vesting.

We have not adopted stock ownership guidelines, however, our stock compensation plans have provided the principal method for our executive officers to acquire equity in our company. The Compensation Committee believes that the vesting periods contained in the stock option and restricted stock awards made to the named executive officers provide assurance that the named executive officers will have sufficient equity holdings to provide incentive for performance.

Our 1997 Incentive Plan authorizes us to grant shares of stock options and restricted stock to purchase shares of our common stock to our employees, directors and consultants, including our named executive officers. Our Compensation Committee oversees the administration of the 1997 Incentive Plan. Equity grants are made to executive officers at the commencement of employment and generally on an annual basis thereafter. In addition, equity grants are occasionally made following a significant change in job responsibilities, subsequent to a significant accomplishment benefiting us, or to meet other special retention objectives. The Compensation Committee reviews and approves equity awards to named executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations.

On an annual basis, the Compensation Committee considers making additional awards of stock options and/or restricted stock to the named executive officers. The Compensation Committee relies on both stock option grants and restricted stock grants to provide equity incentives for the named executive officers. The Compensation Committee believes that limited grants of restricted stock are immediate compensation for the named executive officers that help provide retention incentive in the event that our stock price goes down for any reason. In connection with the recent decline in our stock price, in April 2009, the Compensation Committee granted 23,989 shares of restricted stock and 500,000 stock options to our named executive officers. The shares of restricted stock will vest on September 22, 2009. The conditional stock options awarded exceeded the availability on that date under the 1997 Incentive Plan and such options were approved at the Annual Meeting of Stockholders held on May 28, 2009, by the stockholders’ amendment to the 1997 Incentive Plan to authorize the shares necessary for those grants. The Compensation Committee also extended the term of 202,500 options for our named executive officers that were about to expire by one year.

The stock option and restricted stock awards typically vest incrementally over a five-year period or cliff vest at the end of the five-year period. The stock options generally expire between seven and ten years after the date of grant. The exercise prices for the stock options are set at the mean of the high and low sales prices on the date of the grant. Neither stock option nor restricted stock awards are dated prior to the date of the Compensation Committee approval of the grant.

In July 2009, our Compensation Committee approved a stock option exchange program, which allowed all of our employees to exchange some or all of their outstanding stock options to purchase shares of our common stock that were properly tendered and not properly withdrawn for new options to purchase our shares, upon the terms and subject to the conditions set forth in the Offer to Exchange Outstanding Stock Options for New Stock Options, dated July 13, 2009, and the related election form and withdrawal form (which together, as amended or supplemented, constituted the exchange offer). The offer to exchange expired at 11:59 p.m., Eastern Daylight Savings Time, on Monday, August 10, 2009. Pursuant to the offer to exchange, eligible optionholders tendered, and we accepted for cancellation, eligible options to purchase an aggregate of 1,536,975 of our shares from 39 participants, representing approximately 56.4% of the total shares underlying the eligible options. On Monday, August 10, 2009, after the cancellation of eligible options, we granted to the eligible optionholders new options to purchase 1,536,975 shares at an exercise price of $5.955 per share, which was the mean of the high and low sales prices per share of our shares as reported by The Nasdaq Global Select Market on August 10, 2009.

All of our executive officers participated in the offer to exchange. Ben M. Brigham exchanged 340,000 options for 340,000 new options. Eugene B. Shepherd, Jr. exchanged 270,000 options for 270,000 new options. David T. Brigham exchanged 230,000 options for 230,000 new options. Jeffrey E. Larson exchanged 161,375 options for 161,375 new options. A. Lance Langford exchanged 210,000 options for 210,000 new options.

The value of stock options and restricted stock recorded as compensation expense under Statement of Financial Accounting Standards No. 123 of revised in calendar year 2008 is set forth in the Summary Compensation Table on the following page and the number of stock options and shares of restricted stock granted to the named executive officers in calendar year 2008 are set forth in the Grants of Plan Based Awards Table on page 19.

Perquisites

Pursuant to our Chief Executive Officer’s employment agreement, we purchase life and long-term disability insurance for Mr. Brigham in addition to the life and long-term disability provided to all other employees, including the named executive officers.

The dollar value of the premiums paid for the additional life and long-term disability insurance for Mr. Brigham are set forth in the Summary Compensation Table on the next page.

The table below summarizes the total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006.

Summary Compensation Table
For Fiscal Years Ending December 31, 2008, 2007 and 2006

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name & Principal Position	Year	($)	($)	($)(a)	($)(a)	($)	($)(b)	($)(c)	($)

Ben M. Brigham	2008	$405,132	$—	$68,905	$201,890	$—	$—	$9,328	$685,255
Chief Executive Officer,	2007	383,367	111,455	89,056	220,580	81,465	—	23,431	909,354
President and Chairman of the Board	2006	367,500	91,875	62,756	232,830	85,312	—	15,230	855,503
Eugene B. Shepherd, Jr.	2008	284,979	—	$68,905	$201,450	—	—	3,875	559,209
Executive Vice President	2007	268,449	78,659	89,056	264,140	57,045	—	19,375	776,724
and Chief Financial Officer	2006	251,260	101,820	62,756	325,740	37,689	—	11,402	790,667
David T. Brigham	2008	241,238	—	$68,905	$175,665	—	—	3,875	489,683
Executive Vice President —	2007	227,583	66,514	89,056	199,138	48,361	—	19,375	650,027
Land and Administration and Director	2006	214,383	87,053	62,756	223,230	32,157	—	11,402	630,981
Jeffery E. Larson	2008	225,794	—	$68,905	$180,205	—	—	6,319	481,223
Executive Vice President —	2007	211,655	75,931	89,056	203,678	44,977	—	19,375	644,672
Exploration	2006	200,974	71,449	62,756	227,770	30,146	—	11,402	604,497
A. Lance Langford	2008	232,655	—	$68,905	$180,205	—	—	5,793	487,558
Executive Vice President —	2007	218,087	60,331	89,056	203,678	46,343	—	19,579	637,074
Operations	2006	207,081	73,620	62,756	227,770	31,062	—	11,402	613,691

(a)	Stock and option award values represent the compensation cost of awards recognized for financial statement purposes for under Statement of Financial Accounting Standards No. 123 as revised (FAS 123R). Assumptions utilized to determine FAS 123R values can be found in Note 13 Stock Based Compensation included in our Notes to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2008.

(b)	We do not maintain either a pension or a non-qualified deferred compensation plan.

(c)	All Other Compensation includes the 401(k) match outlined in above 401(k) Matching and Performance Contributions. Each of the Named Executive Officers’ All Other Compensation for 2008 includes $3,875 in 401(k) matching contributions, which is comprised of the base 25% contribution. All Other Compensation for 2008 also includes $2,072 of insurance premiums paid by us and di minimis perquisites of $3,381 for Ben M. Brigham, $1,918 for A. Lance Langford and $2,444 for Jeffery E. Larson. Each of the Named Executive Officers’ All Other Compensation for 2007 includes $19,375 in 401(k) matching and performance contributions, which is comprised of the base 25% contribution and the 100% performance match. All Other Compensation for 2007 also includes $2,549 of insurance premiums paid by us and di minimis perquisites of $1,507 for Ben M. Brigham and $204 for A. Lance Langford. All Other Compensation for 2006 includes $10,500 in 401(k) matching and performance contributions, which is comprised of the base 25% contribution and the 45% performance match. All Other Compensation for 2006 also includes di minimis perquisites of $4,370 for Ben M. Brigham and $902 for each of the other named executives.

Grant of Plan Based Awards

The table below summarizes all grants of plan base awards made during 2008.

2008 Grants of Plan Based Awards

								All Other	All Other
								Stock	Option			Grant Date
								Awards:	Awards:			Fair Market
					Estimated Future Payouts			Number of	Number of	Exercise or		Value of
		Estimated Possible Payouts			Under Equity Incentive Plan			Shares of	Securities	Base Price	Closing	Stock and
		Under Non-Equity Incentive Plan Awards			Awards(a)			Stock or	Underlying	of Option	Price on	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Grant Date	Awards
Name	Grant Date	($)	($) (b)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)(c)	($/Share)	($)

Ben M. Brigham	1/1/2008							5,000			$7.52	$37,600
	10/10/2008								40,000	$5.08
	4/15/2009	$0	$0
Eugene B. Shepherd, Jr.	1/1/2008							5,000			7.52	$37,600
									40,000	5.08
	4/15/2009	0	0
David T. Brigham	1/1/2008							5,000			7.52	$37,600
									40,000	5.08
	4/15/2009	0	0
Jeffery E. Larson	1/1/2008							5,000			7.52	$37,600
									40,000	5.08
	4/15/2009	0	0
A. Lance Langford	1/1/2008							5,000			7.52	$37,600
									40,000	5.08
	4/15/2009	0	0

(a)	We do not maintain equity incentive plans based on incentive thresholds. See All Other Stock Awards for inclusion of restricted stock awards.

(b)	Option exercise price is equal to the mean between the high and low sales prices on the date of grant. If the market is closed on the grant date, the mean of the prior trading day high and low prices is used.

Outstanding Equity Awards

The following table sets forth the outstanding equity awards of our named executive officers at December 31, 2008.

Outstanding Equity Awards
At Fiscal Year End December 31, 2008

								Stock Awards
												Equity
												Incentive
												Plan
	Option Awards											Awards:
				Equity							Equity	Market or
				Incentive							Incentive Plan	Payout
				Plan							Awards:	Value of
				Awards:						Market	Number of	Unearned
	Number of	Number of		Number of				Number of		Value of	Unearned	Shares,
	Securities	Securities		Securities				Shares or		Shares or	Shares, Units	Units or
	Underlying	Underlying		Underlying				Units of		Units of	or Other	Other
	Unexercised	Unexercised		Unexercised	Option			Stock That		Stock That	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option		Have Not		Have Not	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration		Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date		(#)		($)	(#)	($)

Ben M. Brigham	150,000				$6.725	10/13/2010		45,000	(e)	144,000
	72,000	18,000	(a)		$8.835	9/23/2011
	24,000	16,000	(b)		$12.310	10/10/2012
	24,000	36,000	(c)		$6.145	9/14/2013
		40,000	(d)		$5.080	10/10/2015
Eugene B. Shepherd, Jr.	150,000				$4.200	6/10/2009	(f)	45,000	(e)	144,000
	150,000				$6.725	10/13/2010
	64,000	16,000	(a)		$8.835	9/23/2011
	24,000	16,000	(b)		$12.310	10/10/2012
	28,000	42,000	(c)		$6.145	9/14/2013
		40,000	(d)		$5.080	10/10/2015
David T. Brigham	25,000				$4.805	5/23/2009	(f)	45,000	(e)	144,000
	125,000				$6.725	10/13/2010
	48,000	12,000	(a)		$8.835	9/23/2011
	27,000	18,000	(b)		$12.310	10/10/2012
	24,000	36,000	(c)		$6.145	9/14/2013
		40,000	(d)		$5.080	10/10/2015
Jeffery E. Larson	12,500				$4.805	5/23/2009	(f)	45,000	(e)	144,000
	75,000				$6.725	10/13/2010
	24,375	12,000	(a)		$8.835	9/23/2011
	30,000	20,000	(b)		$12.310	10/10/2012
	12,876	36,000	(c)		$6.145	9/14/2013
		40,000	(d)		$5.080	10/10/2015
A. Lance Langford	15,000				$4.805	5/23/2009	(f)	45,000	(e)	144,000
	100,000				$6.725	10/13/2010
	48,000	12,000	(a)		$8.835	9/23/2011
	30,000	20,000	(b)		$12.310	10/10/2012
	24,000	36,000	(c)		$6.145	9/14/2013
		40,000	(d)		$5.080	10/10/2015

(a)	Fifty percent of these options vest on September 23, 2008 and the balance vest on September 23, 2009.

(b)	One-third of these options vest on each of October 10, 2008, October 10, 2009 and October 10, 2010.

(c)	Twenty-five percent of these options vest on each of September 14, 2008, September 14, 2009, September 14, 2010 and September 14, 2011.

(d)	Twenty percent of these options vest on each of October 10, 2009, October 10, 2010, October 10, 2011, October 10, 2012 and October 10, 2013.

(e)	5,000 shares vest on January 1st of each of the next five years and 5,000 shares vest on September 10th of each of the next four years.

(f)	On April 22, 2009, the Compensation Committee extended expiration date of options about to expire by one year.

Options Exercised and Stock Vested

The number and value of options and stock acquired by our named executive officers in 2008 are set forth in the following table.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Ben M. Brigham	50,000	510,250	10,000	92,325
Eugene B. Shepherd, Jr.	—	—	10,000	92,325
David T. Brigham	10,000	121,500	10,000	92,325
Jeffery E. Larson	107,249	611,798	10,000	92,325
A. Lance Langford	10,000	109,457	10,000	92,325

Post Termination Compensation

Accelerated Vesting of Stock Options and Restricted Stock

Change of Control Agreements

Each of the named executive officers, other than Ben M. Brigham, has entered into a separate Change of Control Agreement with us providing for automatic vesting of all stock options held by the named executive officer upon the occurrence of a Change of Control and execution of a general release in our favor.

A Change of Control will generally be deemed to have occurred if (A) any “affiliates” and “associates” of a person, together with any nominees or appointees of such person (other than Ben or Anne Brigham, us or any entity or plan established by us) constitute at least 51% of members of our Board of Directors, (B) our stockholders approve a transaction with respect to which persons who were our stockholders immediately prior to such transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors, (C) we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets and following such transaction we do not continue our business following substantially the same business plan or we are to be dissolved and liquidated or (D) any person becomes the beneficial owner directly or indirectly, of our securities representing in the aggregate 50% or more of either the then outstanding shares of common stock or the voting securities, in either such case other than solely as a result of acquisitions of such securities directly from us.

Chief Executive Officer Employment Agreement

Pursuant to Mr. Brigham’s Employment Agreement, upon termination for Good Reason or without Cause, all unvested stock options and shares of restricted stock held by Mr. Brigham shall vest. Cause is generally defined as (A) the willful and continued failure to substantially perform his duties or (B) the willful engaging in misconduct which is materially injurious to us, monetarily or otherwise. Good Reason is generally defined as (A) a material breach by us of the Employment Agreement, or (B) a material diminution of Mr. Brigham’s authority, duties, or responsibilities.

Restricted Stock Agreements

Death

Upon a named executive officer’s termination of employment due to death, any shares of restricted stock held by the named executive officer that have not vested shall be deemed to have vested as of the date of the named executive officer’s death.

Disability or Just Cause

A portion of any unvested shares of restricted stock held by a named executive officer shall vest upon his termination of employment due to a Disability or involuntary termination of the named executive officer by us for reasons other than Just Cause. Disability is generally deemed to have occurred if, in the good faith judgment of the Compensation Committee, the named executive officer has become unable to continue the proper performance of his duties on a full-time basis as a result of his physical or mental incapacity. Just Cause generally includes conduct by the named executive officer that constitutes willful misconduct or gross negligence in the performance of his duties; fraud, dishonesty, or a criminal act; embezzlement of funds or misappropriation of other property, any act or conduct that, in the good faith opinion of the Board of Directors or the President, is materially detrimental to us or reflects unfavorably on us or the named executive officer to such an extent that our best interests reasonably require the named executive officer’s discharge.

Upon such an event, a ratable portion of the number of restricted shares held by the named executive officer that were due to vest next will be deemed to have vested. The ratable portion shall be determined by multiplying the number of shares that were due to vest next by a fraction with a numerator equal to the number of full months which have then elapsed since the last date of termination of a restricted period and a denominator equal to the total number of months between the last date of termination of a restricted period and the next scheduled termination date, and rounding to the closest whole number. The restricted period applicable to such ratable portion shall terminate.

Fundamental Change or Change of Control

If either (A) Ben M. Brigham is no longer both the Chief Executive Officer and Chairman of the Board, or (B) any person becomes the beneficial owner, directly or indirectly, of our securities representing in the aggregate forty-nine percent (49%) or more of either the then outstanding shares of our common stock or our voting power, in either such case, and the named executive officer’s employment is involuntarily terminated within two years, then immediately upon such termination, any unvested restricted shares shall vest fully.

The following table summarizes the number and value of restricted shares that vest upon a fundamental change or change in control. Value is calculated using a year-end market price of $3.20 per share.

	Restricted Shares	Value of Shares
	that Vest Upon	Realized Upon
	Change of	Change of
	Control	Control
Name	(#)	($)

Ben M. Brigham	40,000	$128,000
Eugene B. Shepherd, Jr.	40,000	128,000
David T. Brigham	40,000	128,000
Jeffery E. Larson	40,000	128,000
A. Lance Langford	40,000	128,000

Stock Option Agreements

Death, Disability and Certain Terminations

Upon a named executive officer’s termination of employment due to death or disability or involuntary termination by us for reasons other than fraud, dishonesty or other acts which our Board of Directors determines are materially detrimental to us, a portion of any unvested stock options held by a named executive officer shall vest.

Upon such an event, a ratable portion of the number of stock options held by the named executive officer that were due to vest next will be deemed to have vested. The ratable portion shall be determined by multiplying the number of stock options that were due to vest next by a fraction with a numerator equal to the number of full months which have then elapsed since the last vesting date and a denominator equal to the total number of months between the last vesting date and the next scheduled vesting date, and rounding to the closest whole number.

Fundamental Change

If as a result of any merger or acquisition transaction involving the issuance or redemption of our equity interests, more than 50% of such equity interests is owned by a party other than certain of our affiliates, then immediately prior to such event, all unvested stock options will vest.

The following table summarizes the number and value of options for which vesting is accelerated upon a fundamental change. Value is calculated using the year-end market price of $3.20 per share less the exercise price times the number of options. Options that are out of the money are not included for valuation purposes.

	Number of Securities
	Underlying Options		Value of Options
	Vesting Upon		Realized Upon
	Fundamental	Option Exercise	Change of
	Change of Control	Price	Control
Name	(#)	($)	($)

Ben M. Brigham	18,000	$8.835	$—
	16,000	$12.310	$—
	36,000	$6.145	$—
	40,000	$5.080	$—

Total	111,000		$—
Eugene B. Shepherd, Jr.	16,000	$8.835	$—
	16,000	$12.310	$—
	42,000	$6.145	$—
	40,000	$5.080	$—

Total	114,000		$—
David T. Brigham	12,000	$8.835	$—
	18,000	$12.310	$—
	36,000	$6.145	$—
	40,000	$5.080	$—

Total	106,000		$—
Jeffery E. Larson	12,000	$8.835	$—
	20,000	$12.310	$—
	36,000	$6.145	$—
	40,000	$5.080	$—

Total	108,000		$—
A. Lance Langford	12,000	$8.835	$—
	20,000	$12.310	$—
	36,000	$6.145	$—
	40,000	$5.080	$—

Total	108,000		$—

Severance Benefits

Change of Control Agreements

In addition, the Change of Control Agreements provide for certain severance benefits for named executive officers, other than the Chief Executive Officer, following a Change of Control and the occurrence of a Termination Event. A Termination Event is defined as either termination of employment by us without Cause or termination by the named executive officer with Good Reason.

Cause is generally defined as (A) the named executive officer’s conviction of, or plea of nolo contendere to, any felony of theft, fraud, embezzlement or violent crime causing substantial harm to us or our affiliates, (B) the willful and continued failure by the named executive officer to substantially perform his duties or (C) the willful engaging by the named executive officer in misconduct which is materially injurious to our interests.

Good Reason is generally defined as (A) a material dimunition in the nature or scope of the named executive officer’s duties from those immediately prior to the date on which a Change of Control occurs, (B) a material diminution in the named executive officer’s base compensation from that provided immediately prior to the date on which the Change of Control occurs, (C)any required relocation of the named executive officer of more than fifty miles from the location where the named executive officer was based and performed services immediately prior to the date on which the Change of Control occurs.

Provided the named executive officer executes a general release in our favor, the severance benefits payable following a Change of Control and Termination Event include (A) the payment of a sum equal to two times the named executive officer’s annual base salary and cash bonuses, (B) continued participation in our life and disability insurance plans for a period of 18 months or if earlier, until such time as the named executive officer obtains other employment, (C) continued participation in our health benefit plans as along as such coverage is nontaxable and until such time as the named executive officer obtains other employment and (D) for a period of 5 years, payment of all reasonable legal fees and expenses incurred by the named executive officer in seeking to obtain or enforce any right or benefit under the Change of Control Agreement.

Additionally, if in our determination, the total sum of (i) the payments and benefits to be paid or provided to a named executive officer under the Change of Control Agreement are considered to be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and (ii) any other payments and benefits which are considered to be “parachute payments,” to be paid or provided to a named executive officer (the “Total Amount”) exceed the amount such named executive officer can receive without having to pay excise tax with respect to all or any portion of such payments or benefits under Section 4999 of the Code, then the amount payable to the named executive officer shall be reduced to the greater of zero or the highest amount which will not result the named executive officer having to pay excise tax with respect to any payments and benefits under Section 4999 of the Code (the “Reduced Amount”); provided, however, that in the event that the Reduced Amount minus any and all applicable federal, state and local taxes is less than the Total Amount minus any and all applicable federal, state and local taxes, then the reduction of the amount payable to the named executive officer shall not be made.

Chief Executive Officer Employment Agreement

Mr. Brigham’s Employment Agreement provides for severance benefits in the event that he terminates his own employment with us for Good Reason or if we terminate his employment other than for Cause. The severance benefits to be to paid to Mr. Brigham are a sum equal to (A) the amount of his annual base salary that he would have received during the remainder of his employment term under the Agreement, plus (B) an amount equal to the average annual bonus received during the immediately preceding two years, multiplied by the number of years in the remainder of his employment term. Mr. Brigham’s Employment Agreement contains an automatic revolver such that there will never be less than 3 years left in its term.

The following table summarizes the severance, health and life and disability benefits payable to our named executive officers following a Change in Control and Termination Event and to our Chief Executive Officer if we terminate for Good Reason or other than Cause.

Potential Post-Employment Severance Payments
At December 31, 2008

	Estimated		All Other
	Severance Pay	Health Benefits	Benefits	Total
Name	($)	($)(a)	($)(a)	($)

Ben M. Brigham	$1,531,967	$26,646	$776	$1,559,389
Eugene B. Shepherd, Jr.	575,386	26,252	776	602,414
David T. Brigham	487,071	26,252	776	514,099
Jeffery E. Larson	456,566	9,378	1,937	467,881
A. Lance Langford	470,440	26,252	754	497,446

(a)	Health and All Other Benefits calculated using the name executive officers benefit elections in place as of December 31, 2008.

Income Tax Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held company of compensation in excess of $1 million paid to the chief executive officer or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Code. We believe that the stock option awards under the 1997 Incentive Plan qualify as performance-based compensation and are not subject to any deductibility limitations under Code Section 162(m). However, salary and bonuses paid to the executive officers and restricted stock grants made pursuant to the 1997 Incentive Plan are not exempt from this limit.

We consider deductibility in the design and administration of our other executive compensation plans and programs. However, we believe that it is in our best interests and the best interest of our stockholders that we retain flexibility and discretion to make compensation awards, whether or not deductible, when such awards are consistent with our strategic goals.

Section 280G of the Code limits the tax deductibility by corporations of amounts paid to certain persons that are treated as excess parachute payments. Excess parachute payments are also subject to an excise tax payable by the recipient of such payments. Parachute payments arise with regard to payments made to executives in connection with a transaction that gives rise to a change in the ownership or effective control of us or in the ownership of a substantial portion of our assets. Parachute payments become excess parachute payments if the total amount of such payments exceeds a certain threshold amount. Examples of types of payments that could give rise to parachute payments are accelerated vesting of stock options and restricted stock upon a change of control and severance payments made upon termination of employment in connection with a change of control.

Director Compensation

Non-employee directors receive an annual retainer of $23,000 per year and $2,500 per meeting attended in person or $1,000 per meeting attended by phone. Members of committees receive $1,100 per meeting attended in person or by phone. The Chairman of the Audit Committee receives an annual retainer of $10,500 and other members of the Audit Committee receive a $5,000 annual retainer. The Chairman of the Compensation Committee receives an annual retainer of $5,200 and other members of the committee receive a $4,000 annual retainer.

Pursuant to our 1997 Director Stock Option Plan, each newly elected non-employee director is granted an option to purchase 20,000 shares of our common stock. In addition, each non-employee director receives an option to purchase 10,000 shares of our common stock on December 31 of each year. The options under the plan are granted at fair market value on the grant date and become exercisable, subject to certain conditions, in five equal annual installments on the first five anniversaries of the grant date. The options terminate seven years from the grant date, unless terminated sooner. Options to purchase 50,000 shares of our common stock were granted in 2008 to our five non-employee directors pursuant to the 1997 Directors Stock Option Plan.

The following table summarizes the annual compensation for our non-employee directors during 2008.

Director Compensation Table
For Fiscal Year-Ending December 31, 2008

					Change in Pension
	Fees				Value and Non-
	Earned or			Non-Equity	Qualified Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(a)	($)	($)	($)	($)

Harold D. Carter(b)	$43,600	$—	$43,400	$—	$—	$30,000	$117,000
Stephen C. Hurley	52,570	—	43,400	—	—		96,150
Stephen P. Reynolds	53,300	—	43,400	—	—		96,700
Hobart A. Smith	41,550	—	43,400	—	—		84,950
Scott W. Tinker	38,625	—	20,940	—	—		59,565

(a)	Option award value represents the compensation cost of awards recognized for financial statement purposes for 2008 under Statement of Financial Accounting Standards No. 123 as revised (FAS 123R). Assumptions utilized to determine FAS 123R values can be found in Note 13 Stock Based Compensation included in our Notes to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2008. The grant date fair market value of these awards as calculated per FAS 123R was $17,600 per director.

(b)	For Harold D. Carter, All Other Compensation includes $30,000 in fees earned as a consultant to us on various aspects of our business and strategic issues.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides information concerning (i) the only persons known by us, based upon statements filed by such persons pursuant to Section 13(d) or 13(g) and/or Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), to own beneficially in excess of 5% of the common stock as of September 3, 2009, and (ii) the shares of common stock beneficially owned, as of September 3, 2009, by each current director, each executive officer listed in the Summary Compensation Table on page 18, and all current directors and executive officers as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

	Shares
	Beneficially	Options	Total
	Owned	Exercisable	Shares
	Excluding	Within	Beneficially	Percent
Name(1)	Options	60 days	Owned(2)	of Class(7)

Directors and Executive Officers(1):
Ben M. Brigham(3)	2,867,748	8,000	2,875,748	3.5%
David T. Brigham(4)	152,353	69,000	221,353	*
A. Lance Langford(5)	70,772	59,000	129,772	*
Jeffery E. Larson(5)	54,207	45,376	99,583	*
Eugene B. Shepherd, Jr.(5)	119,417	200,000	319,417	*
Harold D. Carter(6)	334,193	60,000	394,193	*
Stephen C. Hurley	30,000	60,000	90,000	*
Stephen P. Reynolds	100,527	60,000	160,527	*
Hobart A. Smith	17,114	54,000	71,114	*
Scott W. Tinker	0	6,000	6,000	*

All current directors and executive officers as a group (10 persons)	3,665,931	621,376	4,287,307	5.2%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the business address of each director and executive officer is 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730.

(2)	According to SEC rules, beneficial ownership includes shares as to which the individual or entity has voting power or investment power and any shares, which the individual has the right to acquire within 60 days of the date of this table through the exercise of any stock option or other right.

(3)	Shares beneficially owned include 1,153,195 shares owned by Ben M. Brigham and 975,365 owned by Anne L. Brigham, 6,882 shares owned by Brigham Parental Trust I (of which Mr. and Mrs. Brigham are the trustees and which is for the benefit of Ben Brigham’s mother), 4,406 shares owned by Brigham Parental Trust II (of which Mr. and Mrs. Brigham are the trustees and which is for the benefit of Anne Brigham’s parents), 147,500 shares owned by the 2005 Brigham Family Revocable Trust, 250,000 shares owned by the Ben M. Brigham Grat U/a November 26, 2008 Trust, 250,000 shares owned by the Anne L. Brigham Grat U/a November 26, 2008 Trust, and 80,400 shares held by David T. Brigham, as custodian for each of Mr. and Mrs. Brigham’s five children.

(4)	Shares beneficially owned include 45,000 shares of unvested restricted stock and 80,400 shares held as a custodian for the children of Ben M. Brigham and Anne L. Brigham.

(5)	Shares beneficially owned include 45,000 shares of unvested restricted stock.

(6)	Shares beneficially owned included 18,800 shares owned by Harold D. Carter and 315,393 owned by Harold D. Carter’s Family Trust.

(7)	Based on 83,050,028 shares of common stock issued and outstanding on August 5, 2009.

STOCKHOLDER PROPOSALS

It is contemplated that the Annual Meeting of Stockholders in 2010 will take place during the fourth week of May or the first week in June 2010. Stockholder proposals for inclusion in our proxy materials for the Annual Meeting of Stockholders in 2010 must be received at our principal executive office in Austin, Texas, addressed to the Secretary of Brigham Exploration Company, not later than December 30, 2009.

With respect to stockholder proposals which are not intended to be included in our proxy materials, our bylaws provide that notice of any such stockholder proposal nominating persons for election to the Board must be received at our principal executive office not later than 90 days prior to the Annual Meeting of Stockholders; and all other stockholder proposals must be received not less than 60 nor more than 120 days prior to the meeting.

Appendix A

1997 INCENTIVE PLAN
of
BRIGHAM EXPLORATION COMPANY
(As Amended Effective August 19, 2009)

1. Plan.  This 1997 Incentive Plan of Brigham Exploration Company (the “Plan”) was adopted by the Board of Directors of Brigham Exploration Company (the “Company”) to reward certain key employees of the Company and its consolidated subsidiaries by enabling them to acquire shares of Common Stock, par value $.01 per share, of the Company and/or to be compensated for individual performances.

2. Objectives.  The Plan is designed to attract and retain key employees of the Company and its Subsidiaries (as hereinafter defined), to encourage the sense of proprietorship of such employees and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards (as hereinafter defined) under this Plan and thereby providing Participants (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

3. Definitions.  As used herein, the terms set forth below shall have the following respective meanings:

“Authorized Officer” means the Chairman of the Board or the Chief Executive Officer of the Company (or any other senior officer of the Company to whom either of them shall delegate the authority to execute any Award Agreement).

“Award” means the grant of any Option, SAR, Stock Award, Cash Award or Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

“Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and limitations applicable to an Award.

“Board” means the Board of Directors of the Company.

“Cash Award” means an award denominated in cash.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means such committee of the Board as is designated by the Board to administer the Plan.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company” means Brigham Exploration Company, a Delaware corporation.

“Dividend Equivalents” means, with respect to shares of Restricted Stock that are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.

“Effective Date” has the meaning set forth in paragraph 18 hereof.

“Employee” means an employee of the Company or any of its Subsidiaries.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the Common Stock is not so listed, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by Pink OTC Markets Inc. (or its successor, or if Pink OTC Markets Inc. or its successor does not then exist, such over-the-counter quotation service as the Board shall determine), or (iii) if shares of Common Stock are not publicly traded, the most recent value determined in good faith by the Board using a “reasonable application of a reasonable valuation method” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

“Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

“Nonqualified Stock Option” means an Option that is not an Incentive Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified price.

“Participant” means an Employee to whom an Award has been made under this Plan.

“Performance Award” means an award made pursuant to this Plan to a Participant that is subject to the attainment of one or more Performance Goals.

“Performance Goal” means a standard established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.

“Restriction Period” means a period of time beginning as of the date upon which an Award of Restricted Stock is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

“SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

“Stock Award” means an award in the form of shares of Common Stock or units denominated in shares of Common Stock.

“Subsidiary” means (i) in the case of a corporation, any corporation in which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

4. Eligibility.  Employees eligible for Awards under this Plan are those key Employees who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries. Notwithstanding the foregoing, Employees that provide services to Subsidiaries that are not considered a single employer with the Company under Code Section 414(b) or Code Section 414(c) shall not be eligible to receive Awards which are subject to Code Section 409A until the Subsidiary adopts this Plan as a participating employer in accordance with Section 20.

5. Common Stock Available for Awards.  Subject to the provisions of paragraph 14 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock) an aggregate number of shares of Common Stock equal to the lesser of (a) 9,966,003 or (ii) 12% percent of the total number of shares of Common Stock outstanding from time to time. The number of shares of Common Stock that are the subject of Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

6. Administration.

(a) This Plan shall be administered by the Committee.

(b) Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restrictions or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant to whom such Award was granted or (ii) consented to by such Participant; provided, however, that no such exercise of discretion by the Committee shall cause an Award to fail to satisfy the requirements of Code Section 409A. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(c) No member of the Committee or officer of the Company shall be liable for anything done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

7. Delegation of Authority.  The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.

8. Awards.  The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. The Committee shall review and consider the recommendations of the President of the Company as to such Awards. Awards shall become effective only upon and after approval by the Committee. Each Award may be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant to whom the Award is made and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this paragraph 8 hereof and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. Any provision of this Plan to the contrary notwithstanding, the maximum number of shares of Common Stock for which Options and SARs may be granted under the Plan to any one Employee during a calendar year is 500,000. An Award may provide for the grant or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award granted to a Participant. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. Upon the termination of employment by a Participant, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.

(a) Option.  An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Stock Option. The maximum number of shares of Common Stock with respect to which any Option may be granted to an Employee hereunder is the number of shares available for Awards, pursuant to paragraph 5 hereof, at the time such Option is granted. Subject to the provisions of this Plan, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which they become exercisable, shall be determined by the Committee.

(i) Nonqualified Stock Option.  A Nonqualified Stock Option may be granted only to Employees of the Company or a corporation or other entity in a chain of corporations and/or other entities in which the Company, directly or indirectly, has a “controlling interest” within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), but using the threshold of 50% ownership wherever 80% appears. The price at which shares of Common Stock may be purchased upon the exercise of a Nonqualified Stock Option shall be such amount as shall be determined by the Committee, but not less than 100% of the Fair Market Value of the Common Stock on the date of grant.

(ii) Incentive Option.  An Incentive Option may be granted only to Employees of the Company or a “subsidiary corporation” of the Company, as such term is defined in Code Section 424(f). The price at which shares of Common Stock may be purchased upon the exercise of any Incentive Option shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant and such Incentive Option must not be exercisable after the expiration of ten years from the date such Option is granted, except that with respect to Incentive Options granted to any Participant who at the time of such grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price shall be not less than 110% of the Fair Market Value of the Common Stock on the date of grant and such Incentive Option must not be exercisable after the expiration of five years from the date such Option is granted. To the extent the aggregate Fair Market Value (determined as of the dates the respective Incentive Options are granted) of Common Stock with respect to which Incentive Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such excess Incentive Options shall be treated as options that do not constitute Incentive Options.

(b) Stock Appreciation Right.  An Award may be in the form of an SAR. An SAR may be granted only to Employees of the Company or a corporation or other entity in a chain of corporations and/or other entities in which the Company, directly or indirectly, has a “controlling interest” within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), but using the threshold of 50% ownership wherever 80% appears. The other terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs and the date or dates upon which they become exercisable, shall be determined by the Committee. The exercise price of an SAR shall be such amount as shall be determined by the Committee, but not less than 100% of the Fair Market Value of the Common Stock on the date of grant.

(c) Stock Award.  An Award may be in the form of a Stock Award. Stock Awards may be payable in shares of Common Stock or Restricted Stock. The terms, conditions and limitations, including any Restriction Period, applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee.

(d) Cash Award.  An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(e) Performance Award.  Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee.

9. Payment of Awards.

(a) General.  Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the Award Agreement relating to such shares shall specify whether they are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restriction Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b) Dividends and Interest.  Rights to dividends or Dividend Equivalents may be extended to and made part of any Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and Dividend Equivalents for Awards consisting of shares of Common Stock or units denominated in shares of Common Stock.

(c) Substitution of Awards.  At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type; provided, however, that such substitution shall be effective only to the extent that it will not cause an Award that is designed to satisfy Section 409A of the Code to fail to satisfy such section.

10. Stock Option Exercise.  The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the optionee and to the extent permitted by the optionee’s Award Agreement, the optionee may purchase such shares by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee. In addition, the Committee, at its sole discretion, may provide for loans, on either a short-term or demand basis, from the Company to a Participant to permit the payment of the exercise price of an Option.

11. Tax Withholding.  The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, including, withholding from other amounts payable to or with respect to the Participant by the Company. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Committee may provide for loans, on either a short-term or demand basis, from the Company to a Participant to permit the payment of taxes required by law.

12. Amendment, Modification, Suspension or Termination.  The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant.

13. Transferability.

(a) Except as provided in subsection (c) below, an Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(b) Except as provided in subsection (c) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

(c) Except as otherwise provided in the Award Agreement and subject to the consent of the Committee, a Nonqualified Stock Option may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities on such terms and conditions as the Committee may from time to time establish.

14. Adjustments.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards and (iv) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately and equitably adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate and equitable adjustments to (i) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the exercise or other price in respect of such Awards and (iii) the appropriate Fair Market Value and other price determinations for such Awards, to give effect to such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume Awards by means of substitution of new Awards, as appropriate, for previously issued Awards or to assume previously issued Awards as part of such adjustment. Notwithstanding the foregoing, outstanding Incentive Options shall be adjusted only in accordance with Sections 422 and 424 of the Code and the regulations thereunder, and outstanding Nonqualified Stock Options and SARs shall be adjusted only in accordance with Section 409A of the Code and the regulations thereunder.

15. Restrictions.  No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

16. Unfunded Plan.  Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board, the Committee or any officer or other employee of the Company be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board, the Committee or any other officer or other employee of the Company shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

17. Governing Law.  This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

18. Effectiveness.  This Plan shall be effective as of February 26, 1997, (the “Effective Date”), the date on which it was approved by the Board of Directors of the Company. Notwithstanding the foregoing, the ability of the Company to issue any Incentive Options under this Plan is expressly conditioned upon the approval of the Plan by the holders of a majority of shares of Common Stock before the first anniversary of the Effective Date. If the Stockholders of the Company should fail to so approve this Plan prior to such date, the Company’s ability to issue Incentive Options under this Plan shall terminate and cease to be of any further force or effect and any and all grants of Incentive Options hereunder shall be null and void.

19. Code Section 409A.  Notwithstanding any other provision of the Plan to the contrary, any Award subject to Code Section 409A is intended to satisfy the application of Code Section 409A to the Award and the terms of the Award shall be interpreted in a manner consistent with such intent.

20. Adoption by Subsidiaries.  With the consent of the Committee, any Subsidiary that is not considered a single employer with the Company under Code Section 414(b) or Code Section 414(c) may adopt the Plan for the benefit of its Employees by written instrument delivered to the Committee before the grant to such Subsidiary’s Employees under the Plan of any Award subject to Code Section 409A.

SPECIAL MEETING OF STOCKHOLDERS OF BRIGHAM EXPLORATION COMPANY October 7, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL The Notice of meeting, proxy statement, proxy card are available at https://www.proxydocs.com/BEXP Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. ___20730303000000000000 3 052809 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Approval of the proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 90 million shares to 180 million shares. FOR AGAINST ABSTAIN 2. Approval of the proposal to amend the 1997 Incentive Plan to increase the number of shares of common stock available under the plan. 3. The transaction of such other business as may properly come before the meeting or any adjournments or postponements of the meeting. Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this proxy in the enclosed return envelope so that your shares may be represented at the meeting. The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all actions that the proxies named herein, their substitutes, or any of them, may lawfully take in accordance with the terms hereof. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BRIGHAM EXPLORATION COMPANY PROXY FOR SPECIAL MEETING OF STOCKHOLDERS October 7, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Ben M. Brigham and Eric E. Sigsbey, or any of them, each with full power of substitution, to represent the undersigned at the Special Meeting of Stockholders of Brigham Exploration Company to be held at 9:00 a.m. C.D.T. on October 7, 2009 at the Company’s offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730 and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting. The Board of Directors recommends that you vote FOR Proposals 1 and 2. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHAM EXPLORATION COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission and by applicable state laws. (Continued, and to be marked, dated and signed, on the other side.) ___14475